SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2005
Youbet.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26015	95-4627253

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5901 De Soto Avenue,
Woodland Hills,	91367
California

(Address of principal executive offices)	(Zip Code)
(818) 668-2100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
Item 7.01. Regulation FD Disclosure
SIGNATURE

     As previously reported, on November 30, 2005, Youbet.com, Inc., a Delaware corporation (“Youbet”), UT Gaming, Inc., a Delaware corporation and a wholly-owned subsidiary of Youbet, UT Group, LLC, a Delaware limited liability company (“UT Group”), and United Tote Company, a Montana corporation (“United Tote”), entered into a stock purchase agreement pursuant to which Youbet has agreed to acquire from UT Group all of the outstanding common stock of United Tote. Youbet expects to fund all or a significant portion of the purchase price with expected proceeds from an equity financing, and in connection with this proposed financing, Youbet is reporting the following information.
Item 2.02. Results of Operations and Financial Condition
     For the fourth quarter of 2005, aggregate pari-mutuel wagers (“handle”) from Youbet’s combined operations was approximately $112.6 million, of which approximately $90.1 million was attributable to Youbet’s operations and approximately $22.5 million was attributable to the operations of International Racing Group (“IRG”), a pari-mutuel wagering company with a call center based in Curacao, Netherland Antilles. Fourth quarter 2005 handle was negatively impacted by (i) the cancellation of approximately 250 races due to inclement weather, compared to the same period in the prior year, (ii) the cancellation by Hollywood Park in November and December of all 60 races on their turf course, and (iii) select racetracks shortening their fall meets. Despite such events, our handle for the fourth quarter of 2005, excluding handle attributable to IRG’s operations, increased approximately 17% when compared to same period in the prior year. We acquired IRG in June 2005 and, therefore, our results of operations for any period prior to the acquisition do not reflect IRG’s operations.
     For the fourth quarter of 2005, preliminary, unaudited commission revenues, which excludes subscription, transaction fees, race information and other revenues, were approximately $19.8 million, of which approximately $17.9 million was attributable to Youbet’s operations and approximately $1.9 million was attributable to IRG’s operations. Our yield, which is commission revenue less track and licensing fees (each as calculated and presented in accordance with GAAP) as a percentage of handle, is estimated to be approximately 5.4% for fourth quarter of 2005. During the fourth quarter of 2005, we generated an estimated 5.9% yield on handle attributable to Youbet’s operations and an estimated 3.2% yield on handle attributable to IRG’s operations. In comparison, yield on handle attributable to Youbet’s operations for the fourth quarter of 2004 was 7.0%.
     Preliminary, unaudited operating expenses (excluding track and licensing fees and depreciation and amortization) for the fourth quarter of 2005 were approximately $6.8 million, of which approximately $6.0 million was attributable to Youbet’s operations and approximately $0.8 million was attributable to IRG’s operations. In comparison, operating expenses for the fourth quarter of 2004 were $5.4 million. Of the approximately $0.6 million increase from 2004, over approximately $0.3 million can be attributed to one-time expenditures such as severance, consulting and legal fees, as well as the write-off of costs associated with potential transactions that are no longer being pursued. Also, approximately $0.1 million can be attributed to increased variable expenses resulting from the year-over-year increase in volume.
     The preceding financial information is preliminary and based on information currently available to management. In addition, the summary of fourth quarter 2005 results of operations is unaudited, does not include normal year-end adjustments that may be necessary prior to the issuance of audited financial statements, and may not be indicative of the results to be expected for the full year

2005. The summary of fourth quarter 2005 results of operations should be read in conjunction with Youbet’s consolidated financial statements appearing in Youbet’s Form 10-K for the year ended December 31, 2004 and in its Forms 10-Q for the first three fiscal quarters of 2005.
     For the first 11 days of 2006, handle attributable solely to Youbet’s operations increased approximately 24% over the first 11 days of 2005. Handle for the first 11 days of 2006 is the only information available for 2006 and is not necessarily indicative of the results expected for the full month of January or for the first quarter. Actual growth, if any, in handle for the full month and full quarter may differ materially from the results for the first 11 days of January.
Item 7.01. Regulation FD Disclosure.
Magna Content and License Agreement
     On December 23, 2005, Youbet and Magna Entertainment Corp. (“Magna”) entered into a new one-year content and license agreement allowing Youbet to simulcast all of Magna’s live horse racing content during the 2006 season. The content and license agreement allows Youbet to broadcast live races and provide online wagering services to its customers for every meet on the Magna schedule this year. Youbet’s rights under the content and license agreement began on December 26, 2005, with the season-opening meet at Santa Anita Park in southern California. Among the events highlighting the 2006 Magna season is the Preakness Stakes, the second leg of racing’s Triple Crown at Pimlico Race Course in Maryland.
United Tote Agreement with Harrah’s
     In December 2005, United Tote reached an agreement with Harrah’s Entertainment, Inc. to install its proprietary Enterprise Wagering SolutionTM and its interactive touch screen wagering terminals at the new Harrah’s Chester Casino and Racetrack, a harness racing facility located south of Philadelphia in Chester, Pennsylvania. Harrah’s Chester Casino and Racetrack is scheduled to open in the summer of 2006. Harrah’s has previously installed United Tote wagering terminals at Turfway Park race track and its Bluff’s Run Casino.
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     The information in this Form 8-K has been furnished pursuant to Item 2.02 and Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, except if Youbet specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUBET.COM, INC.

Date: January 12, 2006	By	/s/ Gary W. Sproule

Gary W. Sproule Chief Financial Officer